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                                                                    EXHIBIT 99.1



                                (POWERCERV LOGO)



FOR IMMEDIATE RELEASE                                 CONTACT
September 4, 2001                                     Larry Alves
                                                      Chief Financial Officer
                                                      (813) 226-2600 ext 1019
                                                      larry.alves@powercerv.com



         POWERCERV ANNOUNCES PRIVATE EQUITY OFFERING OF PREFERRED STOCK

TAMPA, Fla. - PowerCerv Corporation (OTCBB: PCRV) today announced that it has begun, subject to market and other conditions, a private offering of $800,000 - $1.6 million of Preferred Stock. The Preferred Stock is convertible to Common Stock at a conversion rate of one share of Common Stock for each share of Preferred Stock being converted. The Preferred Stock carries no dividend or coupons and will be redeemable after five years. The offering is expected to be completed by September 30, 2001 and is being made to accredited investors.

The company intends to use the proceeds of the offering for general working capital purposes. At this time the company already has closed on the sale of $800,000 of the Preferred Stock at $1.00 per share. "I am extremely pleased with our success in securing this round of funding," said Marc Fratello, president and CEO of PowerCerv. "We will use these proceeds as working capital to further our corporate operations."

The Preferred Stock being offered has not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

ABOUT POWERCERV

PowerCerv provides Integrated Enterprise Response to small-to-midsize manufacturers and distributors. Featuring fully integrated enterprise applications with innovative e-business capabilities, PowerCerv solutions enable companies to completely integrate and extend the management of front-office and back-office operations. With Integrated Enterprise Response, companies extend their enterprise operations across the virtual supply chain and successfully respond to customers, suppliers, partners and employees around the world. For more information contact PowerCerv at (813) 226-2600, fax (813) 222-0886 or visit www.powercerv.com.

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Statements contained in this press release that are not historical fact are
"forward-looking statements." These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors which may affect the Company's results include, but are not limited to, fluctuations in quarterly activities and results of operations, competition, economic and market condition risks, lengthy sales cycles, ability to manage change and other risk factors detailed in the Company's most recent annual report and other filings with the SEC.




    400 N Ashley Drive - Suite 2700 - Tampa, Florida - 33602 - 813.226.2600
                        813.222.0886 - www.powercerv.com